Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Summit Bank Corporation:

We consent to incorporation by reference in the registration statements (Nos. 333-92925 and 333-29199) on Form S-8 of Summit Bank Corporation of our report dated February 17, 2006, relating to the consolidated balance sheets of Summit Bank Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, which report is incorporated by reference in the December 31, 2005 annual report on Form 10-K of Summit Bank Corporation.

                /s/ KPMG LLP

Atlanta, Georgia

March 8, 2006